May 28, 2009

Board of Directors
GenVec, Inc.
65 West Watkins Mill Road,
Gaithersburg, Maryland 20878

Ladies and Gentlemen:

We are acting as counsel to GenVec, Inc., a Delaware corporation (the “Company”) , in connection with its registration statement on Form S-3 (file no. 333-140373) (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”) relating to the proposed public offering (the “Offering”) of (i) up to 9,615,385 shares of the common stock, par value $0.001 per share (the “Common Stock”) of the Company (the “Shares”), all of which Shares are to be sold by the Company, and associated stock purchase rights (such associated stock purchase rights, the “Rights”), all of which stock purchase rights are to be issued pursuant to the Rights Agreement, dated September 7, 2001 (the “Rights Agreement”), between the Company and American Stock Transfer & Trust Company, as Rights Agent (the “Rights Agent”), (ii) warrants to purchase up to 9,615,385 shares of Common Stock evidenced by Warrant Purchase Agreement(s) in the form filed by the Company as Exhibit  4.1 to its Current Report on Form 8-K on May 28, 2009 (“Warrant Purchase Agreement”) and (iii) up to 9,615,385 shares of Common Stock issuable upon exercise of the Warrant Purchase Agreement(s) (the “Warrant Shares”) and the Rights associated with such Warrant Shares, as described in the Prospectus dated February 12, 2007, which forms a part of the Registration Statement, as supplemented by a Prospectus Supplement dated May 27, 2009 (together with the Prospectus, the “Prospectus Supplement”).  This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed, including the investor purchase agreement for the Offering filed by the Company as Exhibit 10.1 to its Current Report on Form 8-K on May 28, 2009 (the “Investor Purchase Agreement”).   In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies).  We also have assumed that the Rights Agreement has been duly authorized, executed, and delivered by the Rights Agent and that the members of the Board of Directors of the Company have acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Agreement.   As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on.  This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Board of Directors
May 28, 2009

This opinion letter is based as to matters of law solely on the applicable provisions of the following, as currently in effect: (i) as to the opinions given in paragraphs (a), (b) and (d), the Delaware General Corporation Law, as amended, and (ii) as to the opinion given in paragraph (c), the laws of the State of New York (but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision below the state level).  We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.  As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, we are of the opinion that, as of the date hereof:

(a)	the Shares, the Warrant Shares and the Rights have been duly authorized by all necessary corporate action on the part of the Company;

(b)
following (i) due execution and delivery of the Investor Purchase Agreement, (ii) issuance and delivery of the Shares in the manner contemplated by the Investor Purchase Agreement and the Prospectus Supplement, and (ii) receipt by the Company of the consideration for the Shares specified in the resolutions of the Pricing Committee of the Board of Directors, the Shares and the Rights associated with the Shares will be validly issued and the Shares will be fully paid and nonassessable;

(c)
following (i) due execution and delivery of the Investor Purchase Agreement, (ii)  due execution and delivery of the Warrant Purchase Agreement(s) in the manner contemplated by the Investor Purchase Agreement, the Warrant Purchase Agreement(s) and the Prospectus Supplement, and (ii) receipt by the Company of the consideration for the Warrant Purchase Agreement(s) specified in the resolutions of the Pricing Committee of the Board of Directors, the Warrant Purchase Agreement(s) will be valid and binding obligations of the Company; and

(d)
following (i) due execution and delivery of the Investor Purchase Agreement, (ii) due execution and delivery of the Warrant Purchase Agreement(s) in the manner contemplated by the Investor Purchase Agreement, the Warrant Purchase Agreement(s) and the Prospectus Supplement, (iii) receipt by the Company of the consideration for the Warrant Purchase Agreement(s) specified in the resolutions of the Pricing Committee of the Board of Directors, and (iv) exercise of the Warrant Purchase Agreement(s) pursuant to their terms, receipt by the Company of the exercise price for the Warrant Shares as specified in the Warrant Purchase Agreement(s) and issuance of the Warrant Shares thereunder, the Warrant Shares and the Rights associated with the Warrant Shares will be validly issued and the Warrant Shares will be fully paid and nonassessable.

Board of Directors
May 28, 2009

The opinions expressed in Paragraph (c) above with respect to the valid and binding nature of the Warrant Purchase Agreement(s) may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and by the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the Warrant Purchase Agreement(s) are considered in a proceeding in equity or at law).

It should be understood that the opinion above concerning the Rights does not address the determination a court of competent jurisdiction may make regarding whether the Board of Directors of the Company would be required to redeem or terminate, or take other action with respect to, the Rights at some future time based on the facts and circumstances existing at that time and that our opinion above addresses the Rights and the Rights Agreement in their entirety and not any particular provision of the Rights or the Rights Agreement and that it is not settled whether the invalidity of any particular provision of a rights agreement or of rights issued thereunder would result in invalidating in their entirety such rights.

This opinion letter has been prepared for use in connection with the Registration Statement.  We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed on May 28, 2009, and to the reference to this firm under the caption “Legal Matters” in the Prospectus Supplement.  In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HOGAN & HARTSON LLP
HOGAN & HARTSON LLP